[Letterhead of Distribution Management Services, Inc.]

November 20, 2007

Mr. Mark Bianchi SHERB & CO., LLP Certified Public Accountants 1900 N. W. Corporate Blvd. - Suite E210 Boca Raton, FL 33431

Re:	Distribution Management Services, Inc.
"DMGS"

Dear Mr. Bianchi:

     As you know, DMGS is required to disclose your firm's resignation on a Form 8-K Current Report.

     To that extent, I am enclosing a facsimile of that Form 8-K report, dated November 20, 2007 for the period-ended November 15, 2007, herewith.

     We are providing you with the facsimile of the report and this request so that your firm may address its comments to the Securities and Exchange Commission in accordance with our obligation under Item 304(a)(3) of Regulation S-B.

     I ask that you mail me a copy of your response to the SEC so that we may include it as your comments in our amendment to the subject Form 8-K report.

Thank you for your timely courtesy in and attention to this matter.

Sincerely,

Distribution Management Services, Inc.

Leo Greenfield President

LG:mc